EXHIBIT 10.9


                            THIRD AMENDMENT TO CREDIT
                                    AGREEMENT


         This THIRD AMENDMENT TO CREDIT AGREEMENT ("Amendment") is made and entered into this 30th day of August, 1999 by and between AKI, Inc., formerly known as Arcade, Inc. ("Borrower") and Heller Financial, Inc. ("Lender").

         WHEREAS, Lender and Borrower are parties to a certain Credit Agreement dated April 30, 1996 and all amendments thereto (as such agreement has from time to time been amended, supplemented or otherwise modified, the "Agreement"); and

         WHEREAS, the parties desire to amend the Agreement as hereinafter set forth;

         NOW THEREFORE, in consideration of the mutual conditions and agreements set forth in the Agreement and this Amendment, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

         1. Definitions. Capitalized terms used in this Amendment, unless otherwise defined herein, shall have the meaning ascribed to such terms in the Agreement.

         2. Amendments. Subject to the conditions set forth below, the Agreement is amended as follows:


                  (a) Subsection 1.2 is amended by deleting the definition of "LIBOR" and inserting the following in lieu thereof:


                  "LIBOR" means, for each Interest Period, a rate per annum equal to:


                  (a) the offered rate for deposits in U.S. dollars in an amount comparable to the amount of the applicable Loan in the London interbank market which is published by the British Bankers' Association, and that currently appears on Telerate Page 3750, or any other source available to Lender, as of 11:00 a.m. (London time) on the day which is two (2) Business Days prior to the first day of the relevant Interest Period for a term comparable to such Interest Period; or if, for any reason, such a rate is not published by the British Bankers' Association on Telerate or any other source available to Lender, the rate per annum equal to the average rate (rounded upwards, if necessary, to the nearest 1/100 of 1%) at which Lender determines that U.S. dollars in an amount comparable to the amount of the applicable Loans are being offered to prime banks at approximately 11:00 a.m. (London time) on the day which is two (2) Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period for settlement in immediately available funds by leading banks in the London interbank market selected by Lender; divided by


                  (b) a number  equal to 1.0 minus the  aggregate  (but  without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on the day which is two (2) Business Days prior to the beginning of such Interest Period (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other governmental authority having jurisdiction with respect thereto, as now and from time to time in effect) for Eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in
         Regulation D of such Board) which are required to be maintained by a member bank of the Federal Reserve System; such rate to be rounded upward to the next whole multiple of one-sixteenth of one percent (.0625%).

                  (b) Subsection 4.3 is amended by deleting such subsection in its entirety and inserting the following in lieu thereof:

                  "4.3 EBIDAT. Borrower shall not permit EBIDAT for the twelve month (12) ending on the last day of any month, during the periods set forth below to be less than the amount set forth below for such period:

                           Period                                Amount

          July 1, 1999 through September 30, 1999              $20,000,000
          October 1, 1999 through December 31, 1999            $25,500,000
          January 1, 2000 through June 30, 2000                $27,800,000
          July 1, 2000 through December 31, 2000               $28,800,000
          January 1, 2001 through June 30, 2001                $29,800,000
          July 1, 2001 through June 30, 2002                   $32,000,000
          July 1, 2002 and thereafter                          $34,300,000

                  "EBIDAT will be calculated as illustrated on Exhibit 4.6(C)."

                  (c) Subsection 4.4 is amended by deleting such subsection in its entirety and inserting the following in lieu thereof:

                  "4.4     Fixed  Charge Coverage.

                                    Borrower   shall  not  permit  Fixed  Charge
                  Coverage for the twelve (12) month period ending on the last day of each month to be less than the amount set forth below for such period:

                           Period                                       Ratio

                  July 1, 1999 through September 30, 1999               1.05
                  October 1, 1999 through June 30, 2002                 1.10
                  July 1, 2002 and thereafter                           1.15

                  " Fixed Charge  Coverage will be calculated as  illustrated on
Exhibit 4.6(c)."

                   (d) Subsection 4.5 is amended by deleting such subsection in its entirety and inserting the following in lieu thereof:

                  "4.5     Total Indebtedness to Operating Cash Flow Ratio.

                           Borrower   shall  not   permit  the  ratio  of  Total
                  Indebtedness calculated as of the last day of any month during the periods set forth below to Operating Cash Flow for the twelve (12) month period ending on such day to be greater than the amount set forth below for such period:

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


                           Period                                      Ratio

                  July 1, 1999 through September 30, 1999               7.9
                  October 1, 1999 through December 31, 1999             7.9
                  January 1, 2000 through June 30, 2000                 7.2
                  July 1, 2000 through December 31, 2000                6.9
                  January 1, 2001 through June 30, 2001                 6.7
                  July 1, 2001 through June 30, 2002                    6.20
                  July 1, 2002 and thereafter                           5.75

                           "Total  Indebtedness,  Operating  Cash Flow,  will be
                  calculated as illustrated as Exhibit 4.6(C)."

                  (e) Exhibit 4.6(C) is amended by deleting the portion of that Exhibit setting forth the calculations for determining compliance with covenant
4.5 Total Indebtedness to Operating Cash Flow Ratio in its entirety and substituting the calculations attached on Exhibit A.

         3. Conditions. The effectiveness of this Amendment is subject to the following conditions precedent (unless specifically waived in writing by Lender):

                  (a) Borrower shall have executed and delivered this Amendment, and such other documents and instruments as Lender may require shall have been executed and/or delivered to Lender;

                  (b) All proceedings taken in connection with the transactions contemplated by this Amendment and all documents, instruments and other legal matters incident thereto shall be satisfactory to Lender and its legal counsel;

                  (c) No Default or Event of Default shall have occurred and be continuing.

        4. Representations and Warranties. To induce Lender to enter into this Amendment, Borrower represents and warrants to Lender:

                  (a) that the execution, delivery and performance of this Amendment has been duly authorized by all requisite corporate action on the part of Borrower and that this Amendment has been duly executed and delivered by Borrower;

                  (b) each of the  representations  and  warranties set forth in
Section 5 of the Agreement (Other than those which, by their terms, specifically are made as of certain date prior to the date hereof) are true and correct in all material respects as of the date hereof;

                  (c) Borrower has made an assessment of the microchip and computer-based systems and the software used in its business, and based upon such assessment, believes that it will be "Year 2000 Compliant" by January 1, 2000. For purposes of this paragraph, "Year 2000 Compliant" means that all software, embedded microchips and other processing capabilities utilized by, and material to the business operations or financial condition of, Borrower are able to interpret, store, transmit, receive and manipulate data on and involving all calendar dates correctly and without causing any abnormal ending scenarios in relation to dates in and after the Year 2000. From time to time, at the request of Lender, Borrower shall provide to Lender such updated information as is requested regarding the status of its efforts to become Year 2000 Compliant.


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

         5. Severability. Any provision of this Amendment held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Amendment and the effect thereof shall be confined to the provision so held to be invalid or unenforceable.

         6. References. Any reference to the Agreement contained in any document, instrument or agreement executed in connection with the Agreement shall be deemed to be a reference to the Agreement as modified by this Amendment.

         7. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall constitute an original, but all of which taken together shall be one and the same instrument.

         8. Ratification. The terms and provisions set forth in this Amendment shall modify and supersede all inconsistent terms and provisions of the Agreement and shall not be deemed to be a consent to the modification or waiver of any other term or condition of the Agreement. Except as expressly modified and superseded by this Amendment, the terms and provisions of the Agreement are ratified and confirmed and shall continue in full force and effect.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed under seal and delivered by their respective duly authorized officers on the date first written above.

Heller Financial, Inc.                     AKI, INC.

By:     /S/ GEORGE F. KURTESON             By       /S/ KENNETH BUDDE
        ----------------------                      ----------------------------
Title:  Senior Vice President              Title:   Chief Financial Officer


                                           AKI HOLDING CORP.

                                           By:      /S/ KENNETH BUDDE
                                                    ----------------------------
                                           Title:   Chief Financial Officer













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


                                                                    EXHIBIT A to
                                                                  EXHIBIT 4.6(C)



                             COMPLIANCE CERTIFICATE

                                    AKI, INC.

                          Date: _______________, 199__

          Covenant 4.5 Total Indebtedness to Operating Cash Flow Ratio

Total Indebtedness:

Average daily principal balance of the Revolving Loans for the one month period ending on the date set forth above
                                                                     $----------
Plus:    Outstanding principal balance of all other Indebtedness,
         excluding Subordinated Indebtedness held by SBA and
         Refinanced Subordinated Indebtedness
                                                                     -----------
Total Indebtedness                                                   $__________

Operating Cash Flow (defined in 4.4)                                 $__________

Total Indebtedness to Operating Cash Flow Ratio                      ___________

Maximum Total Indebtedness to Operating Cash Flow Ratio
                                                                     -----------
In Compliance                                                           Yes/No